United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2007

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

(a) On May 11, 2007, the Company entered into a material definitive agreement with Wachovia Bank, National Association. See Item 2.03 below.

(b) On May 15, 2007, the Company and the sellers of the capital stock of Twincraft, Inc., (which the Company acquired on January 23, 2007) reached an agreement (the "Settlement Agreement") on the amount of the additional consideration payable by the Company on account of the adjustments to the purchase price required by the additional working capital of Twincraft as of the closing date (January 23, 2007) and the EBITDA of Twincraft for the year ended December 31, 2006, as determined by an audit of Twincraft's closing date balance sheet and its financial statements for the year ended December 31, 2006. Pursuant to the Settlement Agreement, the Company will pay the Twincraft sellers an additional $2,840,139 in cash and issue an additional 68,981 shares of the Company's common stock. Out of those amounts, Mr. Peter A. Asch, a director of the Company and President of Twincraft and the Company's personal care products division, will receive $1,727,657 and 41,960 shares of common stock, in his capacity as a former holder of Twincraft capital stock.

Item 2.02	Results of Operations and Financial Condition

On May 15, 2007, the Registrant issued an earnings press release announcing financial results for the quarter ended March 31, 2007. A copy of the earnings press release is furnished as Exhibit 99.1 of this Current Report.

The information in Item 2.02 of this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 11, 2007, the Company and its subsidiaries Silipos, Inc., Regal Medical, Inc., and Twincraft, Inc., entered into loan and security agreement (the "Loan Agreement") with Wachovia Bank, National Association (the "Lender"), pursuant to which the Company has established a secured revolving credit facility with the Lender expiring on September 30, 2011. The maximum credit which may be available under the Loan Agreement is $20,000,000, with the actual amount available to the Company being based on 85% of the Company's eligible accounts receivable (as defined in the Loan Agreement) and 60% of the Company's eligible inventory (as defined in the Loan Agreement) up to a maximum of $750,000 (pending completion of an appraisal of the Company's inventory satisfactory to the Lender, at which time the maximum permissible loan against inventory is expected to be increased to $7,500,000), subject to the Lender's establishment of certain reserves as the Lender deems necessary or appropriate with respect to accounts receivable and inventory. As of the close of business on May 14, 2007, the amount available to the Company was approximately $6,100,000. As of such date, the Company has not drawn down any portion of the amount available. The facility includes a letter-of-credit facility with a sublimit of $5,000,000. If the Company's availability under the credit facility, net of borrowings, is less than $3,000,000, or if the outstanding balance which the Company owes under the credit facility is more than $10,000,000, then the Company's accounts receivable proceeds must be paid into a lock-box account. At the present time, the lock-box procedure is not in effect.

Interest is payable on the outstanding balance monthly in arrears at the Lender's prime rate, as adjusted from time to time, or, at the Company's election in advance of any month, at a rate that is 2 percentage points above the "Adjusted Eurodollar Rate" as defined in the Loan Agreement. The "Adjusted Eurodollar Rate" is defined in the Loan Agreement as (i) the London interbank offered rate ("LIBOR"), divided by (ii) 1 minus the reserve percentage established from time to time under Regulation D of the Board of Governors of the Federal Reserve System. The Company is also liable for an unused facility fee equal to 0.375% per annum of the first $10,000,000 of the unused portion of the $20,000,000 facility, plus 0.25% per annum of the balance of the unused portion of the facility, and a service fee of $1,500 per month. If the Company terminates the facility prior to May 11, 2009, the Company would be liable to the Lender for an termination fee of $100,000. Following an event of default and during the continuance of such an event of default, the interest rate increases by 2 percentage points.

The Company's obligations to the Lender are secured by a first priority security interest in all the Company's assets, including pledges of the capital stock of its United States subsidiaries and 65% of the capital stock of its non-US subsidiaries.

The facility is expected to provide for term loans secured by new equipment or new real estate with a sublimit of $5,000,000, provided that the Lender hereafter becomes satisfied with the Company's financial reporting; the Lender receives satisfactory financial projections, and the Company maintains (or the Lender expects the Company to maintain) a fixed charge coverage ratio of no less than 1.0 to 1.0. Subject to the sublimit of $5,000,000, the amount of the term loan facility would be 85% of the net orderly liquidation value of new equipment, and 70% of the appraised fair market value of real estate, subject to such reserves as the Lender deems appropriate. The term loans, if and when made, would be amortizable over a 60 month term and would be due in full at the earlier of 60 months or the termination of the credit facility.

The loans would become immediately due in full in the event of a default under the Loan Agreement. Events of default include failure to pay interest when due, failure to properly report eligible accounts receivable and inventory to the lender, failure to repay any borrowings if the borrowing base of the Company's assets falls below the amounts required to support the outstanding balance of loans, and a change of control of the Company. The Loan Agreement also contains covenants prohibiting certain mergers or acquisitions by the Company. Langer, Inc, Silipos, Regal and Twincraft has each cross-guaranteed the liabilities of the Company and its subsidiaries to the Lender.

The foregoing summary of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, which is filed as an exhibit to this Current Report.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Settlement Agreement described in paragraph (b) of Item 1.01 of this Current Report, the Company has agreed to issue 68,981 shares of its common stock to the former stockholders of Twincraft, Inc., as part of the adjustment of the purchase price of the Company's acquisition of the capital stock of Twincraft. As noted above, Mr. Peter A. Asch, a director and officer of the Company, will receive 41,960 of such shares. As reported in the Company's Current Report on Form 8-K filed January 29, 2007, the Company has agreed to file a registration statement with respect to such shares, and the 999,375 shares issued to the former holders of the Twincraft capital stock at the time of the closing of the Twincraft acquisition, not later than December 23, 2007. A copy of the registration rights agreement between the Company and the former holders of the Twincraft capital stock is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed December 29, 2007, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Loan and Security Agreement dated as of May 11, 2007, between Wachovia Bank, National Association, and Langer, Inc., Silipos, Inc., Regal Medical, Inc., and Twincraft, Inc.

10.2
Registration Rights Agreement dated as of January 23, 2007, by and between Langer, Inc., Peter A. Asch, Richard D. Asch, A. Lawrence Litke, and Joseph M. Candido, incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed January 29, 2007.

99.1	Press Release dated May 15, 2007, with respect to the Registrant's financial results for the quarter ended March 31, 2007 (furnished only).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Langer, Inc.

Date: May 15, 2007	By:	/s/ W. Gray Hudkins
W. Gray Hudkins, President and Chief Executive Officer

Exhibit Index

10.1	Loan and Security Agreement dated as of May 11, 2007, between Wachovia Bank, National Association, and Langer, Inc., Silipos, Inc., Regal Medical, Inc., and Twincraft, Inc.

99.1	Press Release dated May 15, 2007, with respect to the Registrant's financial results for the quarter ended March 31, 2007 (furnished only).